Exhibit 10.30

TRANSITION AGREEMENT, WAIVER & RELEASE
(AN AMENDMENT TO THE EMPLOYMENT AGREEMENT)

In consideration for the mutual promises in this Transition Agreement, Waiver and Release (“Agreement”), Fidelity National Information Services, Inc., on behalf of itself and each of its affiliates (“Company” or “FIS”), and Anthony Jabbour (“Employee”) agree as follows. This Agreement is intended to amend the Employment Agreement between the parties dated October 1, 2009, as amended on February 23, 2016 (as amended, the “Employment Agreement”). To the extent there is a conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall control. Any term of the Employment Agreement not addressed herein shall remain in effect.
1.    Term. On January 12, 2018 (the “Transition Date”), Employee will cease to serve as Chief Operations Officer of the Integrated Financial Solutions segment of FIS and will transition to a non-executive advisory role until February 15, 2018. From February 15 until March 31, 2018 (the “Termination Date”) Employee will serve in an on-call capacity in which Employee agrees to be available to assist with the transition of his Company knowledge and role with the Company. On the Termination Date, Employee’s employment with the Company will terminate without further action of the parties. Company and Employee hereby waive any notice of termination requirement set forth in the Employment Agreement. Between the Transition Date and the Termination Date, Employee agrees to make himself available, on reasonable notice, to assist the Company in areas where Employee’s knowledge and experience may be valuable to the Company with the understanding that during this period, the parties expect that Employee will provide a level of assistance that is commensurate with his then monthly base salary. Commencing as of February 15, 2018, the Company is not obligated to provide an office to Employee and Employee shall be permitted to fulfill his duties remotely. Commencing as of February 15, 2018, and subject to the restrictions set forth in paragraph 5 below, Employee may provide consulting services to his future employer.

2.    Nature of Termination. The parties agree to characterize Employee’s departure as a resignation (termination by Employee without good reason). As such, and in addition to the payments described in this Agreement, Employee shall be entitled to the payments described in Section 9(b) of the Employment Agreement. Employee agrees that this resignation does not entitle him to any of the payments or benefits listed under Section 9(a) or (c) of the Employment Agreement.
3.    Consideration. As consideration for Employee entering into this Agreement, Company will provide Employee with the following payments, benefits and waiver, which shall collectively be referred to as “the Separation Amount.” Employee agrees that certain of these are payments and benefits to which he would not otherwise be entitled and that they are subject to applicable tax deductions and to Section 18 below:

a)
From the Transition Date through February 15, 2018, the Company shall continue to pay Employee the base salary of $700,000 per year. Employee agrees that he will not be eligible for an annual bonus or an annual equity grant in 2018;

b)	From February 15, 2018 through the Termination Date, the Company shall pay Employee a monthly base salary of $1,000;

c)
Until the Termination Date, Employee shall remain eligible for and shall continue to be covered under the Company’s medical, dental, supplemental disability insurance benefit in the same manner as Employee was covered prior to the date hereof, except for such changes as are applicable to all employees of the Company;

d)
Employee shall receive payment of the 2017 Annual Officer Bonus, based on achievement of the financial performance metrics set forth in his Officer Bonus Plan, as approved by the Compensation Committee of the Board, calculated and payable in a non-discriminatory manner. Such payment will be made, with appropriate deductions, if and when Officer Bonus payments are made by the Company, which is estimated to be by March 15, 2018 (and in all cases shall be paid during the 2018 calendar year, if paid); and

e)
Until the Termination Date, all grants of stock options and restricted stock previously made to Employee shall continue to vest in accordance with their terms. The parties agree that this will result in the vesting of the first tranche of the 2017 grant and the second tranche of the 2016 grant, assuming that the relevant performance metrics are achieved.

4.    All Amounts Due. Employee agrees that the Separation Amount includes payments to which he would not otherwise be entitled and that he has been paid all compensation, wages, bonuses and/or benefits to which Employee is entitled by virtue of his Employment Agreement or otherwise.
5.    Employee’s Post-Employment Obligations. In consideration for the payments and benefits provided herein, the Employee agrees that he will not begin new employment until April 1, 2018 or later and that he will be bound by the following non-competition and non-solicitation obligations effective February 15, 2018, which shall supersede the Section 12 (Non-Competition) obligations of the Employment Agreement:

a)	For purposes of these obligations,

(i)
"Customer of FIS" shall mean any business or entity for which FIS provided a core banking system during the twelve (12) month period prior to the Termination Date and for which his future employer did not provide products or services during that same twelve (12) month period; and

(ii)	“Prospective Customer” shall mean any business or entity that is entered as an active prospect in Employee’s future employer’s sales pipeline as of December 1, 2017.

b)	Employee agrees that he will not personally (or personally instruct another person to),

(i)
until January 1, 2019, solicit any business from any Customer of FIS that was not a Prospective Customer of Employee’s future employer during the twelve (12) month period preceding February 15, 2018. For the avoidance of doubt, Employee may, from time to time, have general discussions with Customers of FIS that were not Prospective Customers of Employee’s future employer either individually, within a group or at trade shows, which, so long as Employee does not solicit any business for Employee’s future employer, will not constitute a violation of this subsection; or

(ii)
until January 1, 2019, hire or solicit for employment or engagement as an independent contractor any person who, as of the Termination Date, was an employee of Company within three (3) levels of reporting of the FIS CEO, unless such employee had been terminated by FIS, or notified of termination, prior to the time he/she approached or was contacted by his future employer. FIS acknowledges that his future employer may hire FIS employees without Employee’s personal involvement, which shall not constitute a breach of this obligation. FIS also agrees that Employee shall be permitted to offer a position of employment with his future employer to his administrative assistant.

Employee expressly acknowledges and agrees with the reasonableness of the post-employment restrictions set forth in this Paragraphs 5 and acknowledges and agrees not to contest their enforcement in a court of competent jurisdiction on such grounds. Employee agrees that Company's remedy at law for a breach of this Paragraphs 5 may be inadequate and that for a breach of these covenants Company will, in addition to other remedies provided for in this Agreement or by law, be entitled to seek an injunction, restraining order or other equitable relief prohibiting Employee from committing or continuing to commit any such breach.
If a court of competent jurisdiction determines that any of the restrictions in this Paragraph 5 are overbroad. Employee agrees to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.
The Company agrees to waive the enforcement of the non-competition covenant in the Employee’s Employment Agreement.
6.    Confidential Information. Employee acknowledges and agrees to abide by the obligations set forth in Section 11 of the Employment Agreement regarding Confidential Information. Further, Employee affirms that he has not divulged any confidential or proprietary information of the Company or its affiliates.

7.    Effective Date. The Effective Date of this Agreement shall be the later of the date the Agreement is executed by the Company or the eighth (8th) day after Employee has executed and returned it to the Company.
8.    Waiver and Release. Employee (on his own behalf and on behalf of Employee’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges Company, its parent corporations, affiliates, subsidiaries, owners, officers, directors, attorneys, agents, successors and assigns (collectively, “Company Released Parties”) from any claim, demand, action, or cause of action, known or unknown, relating to, arising out of, or in any way connected with the Employee’s employment with the Company or the ending of that employment (collectively, “Employee Released Claims”), and waives all rights relating to, arising out of, or in any way connected with any Employee Released Claim (except as to any breach of this Agreement or any acts of fraud, willful misconduct or violation of law), including, without limitation, any claim, demand, action, cause of action or right based on but not limited to: (a) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (b) the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq; (c) the Civil Rights Act of 1866, as reenacted, 42 U.S. C. Section 1981; (d) the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; (e) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; (f) the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; (g) the Older Workers Benefit Protection Act (“OWBPA”); (h) a civil rights act of any state, including the Florida Civil Rights Act of 1992, Chapter 760, Fla. Stat.; (i) the Fair Labor Standards Act of 1938 (“FLSA”), as amended, 29 U.S.C. § 201, et seq., or any other wage law; (j) any existing employment agreement (including any claim to any payment or other benefit provided for in Section 9 of the Employment Agreement) or potential entitlement under any Company program or plan; and (k) any duty or other employment-related obligation arising under the law of contract, tort or from any other type of statute, law or public policy including, but not limited to, section 440.205 of the Florida Statutes. This is intended to be as complete a waiver as possible of all claims against any of the Company Released Parties through the Effective Date except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner.
Company, on behalf of itself and its affiliates, subsidiaries, officers, directors, attorneys, agents, successors and assigns, hereby releases and discharges Employee and his agents, assigns, heirs, executors, and administrators (collectively, the “Employee Released Parties”) from any claim, demand, action, or cause of action, known or unknown, relating to, arising out of, or in any way connected with the Employee’s employment with the Company or the ending of that employment (collectively, “Company Released Claims”), and waives all rights relating to, arising out of, or in any way connected with any Company Released Claims, except as to any breach of this Agreement or any acts of fraud, willful misconduct or violation of law. This is intended to be as complete a waiver as possible of all claims against any of the Employee Released Parties through the Effective Date except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner.
a.    Employee specifically waives any claim Employee might have under the Age Discrimination in Employment Act.

b.    Nothing in this Agreement shall be construed to prevent Employee from (i) filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, or any similar state or local agency, or from participating in or cooperating with any investigation conducted by the Equal Employment Opportunity Commission or similar agency; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization or FIS’ designated legal compliance officer; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.
c.    Except as set forth in this Paragraph 8(b) and/or as required by law, the parties shall not, whether written or orally, criticize, denigrate or disparage one another or any of the Released Parties.
d.    Employee agrees not to bring or participate in any class action or collective action against the Company or any Company Released Parties that asserts, in whole or in part, any claims that arose before Employee signed this Agreement, whether or not such claims (if brought by Employee individually) are released by this Agreement.
e.    Employee and FIS each understands that the other may learn new facts relating to Employee’s employment, or learn that all or some of the facts a party currently believes to be true are untrue. Notwithstanding, Employee and FIS expressly acknowledges that this Agreement is intended to include in its effect, without limitation, a release of all claims which each party does not know or suspect to exist in such party’s favor at the time of execution of this Agreement and the Effective Date, and this Agreement contemplates the extinguishment of any such claims.
9.    Released Claims. With respect to Released Claims, Employee waives the right to money damages or other legal or equitable relief awarded by a governmental agency or court related to any claim filed against the Company or any Company Released Party. Employee further agrees, with respect to Released Claims, to withdraw any charge or claim for damages that have or may have been filed before any local, state or federal agency relating in any way to the Company or a Company Released Party, except as to any claim for unemployment compensation, workers’ compensation or other related benefits. Further, nothing in this Agreement will be deemed to waive any rights or claims that Employee may have against the Company or its affiliates with respect to this Agreement or to any vested welfare or retirement plan benefits that Employee may have in connection with his employment by the Company or its affiliates. In addition, the Company agrees to indemnify Employee in the manner provided in, subject to the limitations and exceptions of, and in accordance with Article Five of the Company’s Bylaws for any actions taken, or failures to act by the Employee as a Corporate Executive Vice President, or as an officer or director of any affiliate of the Company, on or prior to the Termination Date.
10.    Entire Agreement. Employee and FIS each acknowledges and agrees that, in signing this Agreement, Employee and FIS each does not rely and has not relied upon any representations or statements by the Company or Employee or its or his representatives with regard to the subject matter, basis, or effect of this Agreement that are not specifically set forth in this Agreement or the Employment Agreement.
11.    Non-Admission. This Agreement shall not be construed as an admission of liability or wrong‑doing by either party, but is entered into in an effort to sever the parties’ employment relationship on an amicable basis.
12.    Choice of Law and Venue. This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Agreement shall be brought only in a state or federal court of competent jurisdiction in the County of Duval, State of Florida.
13.    Interpretation. The Company and Employee have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring either the Company or Employee by virtue of the authorship of any of the provisions of this Agreement.
14.    EMPLOYEE IS ADVISED AND UNDERSTANDS THAT EMPLOYEE HAS UP TO TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS SEVERANCE AGREEMENT AND RELEASE.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEVERANCE AGREEMENT AND RELEASE.

EMPLOYEE MAY REVOKE THIS SEVERANCE AGREEMENT AND RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT BY PROVIDING A WRITTEN REVOCATION TO:

Marc Mayo
Chief Legal Officer
601 Riverside Avenue
Jacksonville, FL 32204
Marc.mayo@fisglobal.com

WHICH STATES, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEVERANCE AGREEMENT AND RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED, MAILED, SENT VIA OVERNIGHT COURIER OR FAXED TO THE ABOVE INDIVIDUAL AT THE ABOVE ADDRESS OR FAX NUMBER. IF MAILED, IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNED THIS SEVERANCE AGREEMENT AND RELEASE.

15.    Amendment. No amendment of this Agreement will be effective unless the same is in writing and signed by the Company and Employee.
16.    Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart. Transmission by fax or email of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
17.    Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law, the Company and Employee agree that such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.
18.    Section 409A. The payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payment under this Agreement is subject to the requirements of Section 409A, then, with respect to such payment, this Agreement will be interpreted to the maximum extent permitted by law in a manner to comply with the requirements of Section 409A. Notwithstanding any other provision of this Agreement, payments under this Agreement that are subject to the requirements of Section 409A may only be provided upon an event and in a manner that complies with Section 409A.
IN WITNESS WHEREOF, each party has signed this Severance Agreement and Release on the date shown next to its signature below.

[signature page follows]

FIDELITY NATIONAL INFORMATION SERVICES, INC.
Date:	December 11, 2017	By:	/s/ Michael P. Oates
Michael P. Oates
Chief Administrative Officer

Date:	December 12, 2017		Anthony Jabbour
/s/ Anthony Jabbour